Exhibit 99.1

FOR IMMEDIATE RELEASE
COREPOINT LODGING REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS
IRVING, Texas - March 12, 2020- CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper-midscale segments, today reported operational and financial results for the fourth quarter and full year ended December 31, 2019.
Fourth Quarter 2019 and Subsequent Highlights

•	Net loss of $154 million, or $2.73 loss per fully diluted share, including the impact of a non-cash impairment charge of $141 million related to strategic review of the portfolio

•	Comparable RevPAR of $51.72, a decrease of 8.7% from the same period in 2018 with 622 basis points of RevPAR Index market share decline

•	Adjusted EBITDAre of $19 million

•	Adjusted FFO attributable to common stockholders of $10 million, or $0.17 per fully diluted share

•	Sold 20 non-core hotels for a combined gross sales price of $83 million during the quarter, resulting in a total of 44 non-core hotels sold during 2019 for a combined gross sales price of $177 million

•
Subsequent to quarter end, sold 17 non-core hotels for a combined gross sales price of approximately $74 million, resulting in a total of 61 hotels sold since March 2019 for a combined gross sales price of approximately $251 million

•	An additional 42 hotels are under contract with qualified buyers, expected to generate approximately $220 million of gross proceeds, and expected to close by the end of the third quarter of 2020

•	Fourth quarter dividend of $0.20 per share of common stock was paid on January 15, 2020 to holders of record on December 30, 2019

•
Strategic review of the portfolio resulted in expansion of the Company’s existing non-core disposition program to include an additional 132 hotels; retaining a core portfolio of 105 hotels focused on higher quality and growth potential assets primarily located in the top 50 metropolitan statistical areas (“MSAs”)

“Fourth quarter comparable RevPAR and Adjusted EBITDAre results were in line with our updated expectations, include the impact of lapping one-time events in 2018, and were consistent with the operational challenges we have faced since early 2019,” noted Keith Cline, President and Chief Executive Officer of CorePoint. “There has been a sudden and rapid deterioration in the macro lodging environment due to the actual and anticipated impact of the COVID-19 virus. In addition to the implementation of corporate non-essential travel bans, we have seen accelerated group cancellations and a reduction in transient demand. As a result, we believe the prudent course is to withhold formal guidance for 2020 at this time.”

“In addition to working closely with our property manager on these rapidly developing trends and cost mitigation initiatives, we also continue to support their re-establishment of revenue management and booking tools at least reasonably equivalent to the legacy systems and welcome the improvements they are making to their management team and processes. While the impact from the work by our collective teams on the new revenue tools is not expected to occur until late 2020, we are taking aggressive steps to position our core portfolio for success and to allocate capital where we believe we can achieve the best returns.”

Mr. Cline added, “We are expanding and accelerating our ongoing asset disposition strategy to focus on a core portfolio of 105 hotels located primarily in higher-growth markets. The dispositions of underperforming hotels to date have created significant value and unlocked capital which we have used primarily to pay down debt and improve our balance sheet with minimal loss of Adjusted EBITDAre. We are anticipating the second phase of our disposition program consisting of 132 additional hotels could take generally two years to complete, while generating expected gross proceeds of approximately $800 million at attractive valuations highly-accretive to our trading multiple.”

Selected Statistical and Financial Data
(Unaudited, $ in millions, except RevPAR and ADR)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net loss (1)	$(154)	$(186)	17.2%	$(212)	$(262)	19.1%
Loss from continuing operations, net of tax (1)	$(154)	$(186)	17.2%	$(212)	$(237)	10.5%
Total revenues (1)	$170	$199	(14.6%)	$812	$862	(5.8%)

Pro Forma Adjusted EBITDAre (2)	$19	$30	(36.7%)	$146	$180	(18.9%)
Pro Forma Adjusted FFO attributable to common stockholders (2)	$10	$21	(52.4%)	$91	$122	(25.4%)

Comparable Occupancy (3)	61.1%	64.7%	(360) bps	65.9%	67.0%	(110) bps
Comparable ADR (3)	$84.59	$87.50	(3.3%)	$89.09	$91.74	(2.9%)
Comparable RevPAR (3)	$51.72	$56.63	(8.7%)	$58.75	$61.51	(4.5%)
Comparable Hotel Pro Forma Adjusted EBITDAre margin (2)(3)	15.5%	20.5%	(500) bps	21.9%	25.1%	(320) bps
____________________

(1)
For the year ended December 31, 2018, historical balance reflects, for accounting and financial reporting purposes, La Quinta Holdings Inc. (“La Quinta”) as being spun-off from CorePoint as of January 1, 2018. With this presentation, the La Quinta franchise and management business is reported as discontinued operations.

(2)
For the year ended December 31, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” below and tables attached to this press release for a discussion and reconciliation of the Pro Forma financial information and adjusted results of operations.

(3)	Comparable Hotels includes 257 hotels of the total 271 hotels owned as of December 31, 2019.
Fourth Quarter 2019 Financial and Operating Results
The Company reported net loss of $154 million, or $2.73 loss per fully diluted share, for the quarter ended December 31, 2019, compared to net loss of $186 million, or $3.17 loss per fully diluted share, for the quarter ended December 31, 2018. Decreases in year-over-year revenues were more than offset by gains on sales of real estate, an increase in other income, net, and a decrease in non-cash impairment charge in the fourth quarter of 2019. In the fourth quarter of 2019, the Company recognized impairment losses of $141 million, primarily due to the strategic review of its portfolio and the resulting reduction in holding period for its hotels.
Comparable RevPAR for the fourth quarter of 2019 decreased 8.7% over the same period of 2018 with 622 basis points of RevPAR Index market share decline. The decline in comparable RevPAR was driven by a 3.3% decrease in comparable ADR and 360 bps decrease in comparable occupancy. Top performing markets included Las Vegas, Fort Lauderdale, Long Island and Austin.
Adjusted EBITDAre for the fourth quarter of 2019 was $19 million as compared to $30 million for the same period in 2018. The year-over-year decrease was primarily due to decreases in rooms revenue, including the impact of sold hotels, during the fourth quarter of 2019.
Portfolio Strategy Update and Dispositions
Since CorePoint commenced its initial non-core disposition program of 78 hotels in March 2019, 57 of these hotels have been successfully sold for a combined gross sales price of approximately $235 million and an additional 15 of these hotels are under contract with qualified buyers, expected to generate approximately $57 million of gross proceeds. Through its most recent strategic review of the portfolio, the Company identified a core portfolio of 105 hotels that it views as higher quality and growth potential assets that the Company expects to retain. These core hotels are primarily located in the top 50 MSAs. The Company expanded its existing non-core disposition program to include an additional phase two group of 132 hotels. Four phase two hotels have been successfully sold for a combined gross sales price of approximately $16 million and an additional 27 phase two hotels are under contract with qualified buyers, expected to generate approximately $163 million in gross proceeds. There can be no assurance as to the timing of any future sales or whether such sales will be completed at all. The company is unable to forecast at this time whether there will be any impact from COVID-19 on the timing of or gross proceeds from asset sales.

Hotel Disposition Summary ($ in millions):

	Phase 1	Phase 2	Total
Total number of non-core hotels:	78	132	210

Fourth quarter 2019:
Number of hotels sold	19	1	20
Gross proceeds	$79	$4	$83
Portion of net proceeds used to repay debt	$49	$3	$52

Full year 2019:
Number of hotels sold	43	1	44
Gross proceeds	$173	$4	$177
Portion of net proceeds used to repay debt	$111	$3	$114

First quarter 2020 (to date):
Number of hotels sold	14	3	17
Gross proceeds	$62	$12	$74
Portion of net proceeds used to repay debt	$34	$7	$41

Capital Investments
The Company invested approximately $13 million and $74 million in the fourth quarter and the full year 2019, respectively, in capital improvements. Excluding hurricane restoration costs, the Company invested approximately $54 million in capital improvements for the full year 2019.
Balance Sheet and Liquidity
As of December 31, 2019, the Company had total cash and cash equivalents of $101 million, excluding lender escrows of approximately $20 million, and no borrowings on its $150 million revolving credit facility.
At the end of the fourth quarter of 2019, the Company had total debt principal outstanding of $921 million, which consisted of the following:
(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Principal Balance Outstanding
CMBS Loan (1)	L + 2.75%	June 2025	$921
Revolving Credit Facility (2)	L + 4.50%	May 2021	—
Total(3)			$921
____________________

(1)
Maturity date assumes the exercise of all borrower extension options. Initial maturity date is June 2020, with borrower options to extend the initial maturity date for five successive terms of one year each. The CMBS loan was 20% pre-payable without penalty through November 2019 and is now 100% pre-payable without penalty. Amount shown represents gross principal balance outstanding.

(2)
$150 million revolving credit facility. Maturity date assumes the exercise of all borrower extension options. Initial maturity date is May 2020, with borrower option to extend the initial maturity date for one term of one-year.

(3) As noted in the Hotel Disposition Summary table above, the Company used approximately $41 million of net proceeds from its asset sales to reduce the principal balance outstanding to $880 million as of today.

Share Repurchase Program
In March 2019, our Board of Directors authorized a $50 million share repurchase program.
During 2019, the Company repurchased 2.6 million shares of its common stock at an average price of $11.34 per share for an aggregate purchase price of approximately $29 million. The Company has approximately $21 million of remaining authorized capacity under the share repurchase program.
Under the program, the Company may purchase shares in the open market, in privately negotiated transactions or in such other manner as determined by it, including through repurchase plans complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The amount and timing of any repurchases made under the share repurchase program will depend on a variety of factors, including available liquidity, cash flow and market conditions. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock and the program may be suspended or discontinued at any time.
Dividends
On November 13, 2019, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the fourth quarter of 2019. The fourth quarter dividend was paid on January 15, 2020 to stockholders of record as of December 30, 2019.
On March 12, 2020, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the first quarter of 2020. The first quarter dividend will be paid on April 15, 2020 to stockholders of record as of March 31, 2020. All future dividends will be at the sole discretion of CorePoint’s Board of Directors.
Insurance Claims Update
All properties impacted by the 2017 and 2018 hurricanes are open. CorePoint expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss. Through December 31, 2019, the Company has received approximately $23 million in total business interruption insurance proceeds, which includes approximately $1 million received during the fourth quarter of 2019 that is excluded from Adjusted EBITDAre.
During the third quarter of 2019, Hurricane Dorian impacted five of the Company’s hotels in South Carolina and Virginia. Three of the impacted hotels were fully reopened by the end of 2019, with another one fully reopened early in 2020. The Company expects the final impacted hotel to be fully open by the end of the second quarter of 2020. The Company expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss.
Wyndham Settlement Update
As part of the previously disclosed settlement agreement ( the “Wyndham Settlement”), CorePoint is working closely with its sole property manager, LQ Management L.L.C. (“LQM”), an affiliate of Wyndham Hotels & Resorts, Inc. (“Wyndham”), to support its reestablishment of the agreed upon revenue management software and tools, call center technologies and the administration of corporate and group bookings. The implementation work is underway and remains on schedule to be completed by no later than the end of 2020.
During the fourth quarter of 2019, CorePoint received cash payments totaling approximately $28 million from Wyndham, in accordance with the terms of the settlement. CorePoint expects to receive the remaining approximately $9 million of settlement payments from Wyndham by no later than June 2021.
For more information regarding the settlement, see the Company’s Current Report on Form 8-K that was filed with the SEC on October 23, 2019.

Earnings Call and Webcast
The Company will host a quarterly conference call for investors and other interested parties later today beginning at 5:00 p.m. Eastern Time.
The call may be accessed by dialing (866) 300-4611, or (703) 736-7439 for international participants, and entering the passcode 8128228. Participants may also access the call via website by visiting our investors website at www.corepoint.com/investors. You are encouraged to dial into the call or link to the webcast at least 15 minutes prior to the scheduled start time. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on March 12, 2020 through 8:00 p.m. Eastern Time on March 19, 2020. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 8128228.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements regarding our expectations with respect to our non-core property disposition strategy and with respect to the Wyndham Settlement, as well as other statements representing management’s beliefs about future events, transactions, strategies, operations and financial results and other non-historical statements, including, without limitation, the statements in the “Outlook” section of this press release. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: business, financial and operating risks inherent to the lodging industry; macroeconomic and other factors beyond our control, including without limitation the effects of any pandemic or outbreak of contagious disease; the geographic concentration of our hotels; our inability to compete effectively; our concentration in the La Quinta brand; our dependence on the performance of LQM and other third-party hotel managers and franchisors; covenants in our hotel management and franchise agreements that limit or restrict the sale of our hotels; risks posed by our disposition activities as well as our acquisition, redevelopment, repositioning, renovation and re-branding activities; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions of technology information systems; the growth of internet reservation channels; disruptions to the functioning or transition of the reservation systems, accounting systems or other technology programs for our hotels, and other technology programs and system upgrades; risks related to our spin-off from La Quinta and the merger of La Quinta’s management and franchise business with Wyndham; and our substantial indebtedness. Additional risks and uncertainties include, among others, those risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as such factors were updated in subsequent Quarterly Reports on Form 10-Q and may be further updated or superseded from time to time in our periodic filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2019, which is expected to be filed on or about the date of this press release. You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

We refer to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Pro Forma Adjusted FFO, Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre, Pro Forma Comparable Hotel Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre margin, and Pro Forma Comparable Hotel Adjusted EBITDAre margin. All such non-GAAP financial measures are unaudited. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) for historical periods.

Pro Forma Financial Information

Certain financial measures and other information have been adjusted for CorePoint’s historical debt and related balances and interest expense to give the net effect to financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the pre-spin periods presented. When presenting such information, the amounts are identified as “Pro Forma.” The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. Accordingly, the Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.
About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels. CorePoint owns a geographically diverse portfolio in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of La Quinta branded hotels. For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Becky Roseberry
SVP - Finance
214-501-5535
investorrelations@corepoint.com

CorePoint Lodging Inc.
Consolidated Balance Sheets
(in millions, except share data)

	December 31, 2019	December 31, 2018
Assets:
Real estate
Land	$604	$694
Buildings and improvements	2,162	2,562
Furniture, fixtures, and other equipment	347	387
Gross operating real estate	3,113	3,643
Less accumulated depreciation	(1,216)	(1,386)
Net operating real estate	1,897	2,257
Construction in progress	14	43
Total real estate, net	1,911	2,300

Right of use assets	21	—
Cash and cash equivalents	101	68
Accounts receivable, net	33	33
Other assets	43	54
Total Assets	$2,109	$2,455

Liabilities and Equity:

Liabilities:
Debt, net	$915	$1,014
Mandatorily redeemable preferred shares	15	15
Accounts payable and accrued expenses	82	99
Dividends payable	11	12
Other liabilities	43	11
Deferred tax liabilities	6	7
Total Liabilities	1,072	1,158
Commitments and contingencies
Equity:
Common stock, $0.01 par value; 1.0 billion shares authorized; 57.2 million and 59.5 million shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in-capital	954	974
Retained earnings	80	319
Noncontrolling interest	2	3
Total Equity	1,037	1,297
Total Liabilities and Equity	$2,109	$2,455

CorePoint Lodging Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Rooms	$166	$195	$795	$845
Other	4	4	17	17
Total Revenues	170	199	812	862
Operating Expenses:
Rooms	89	98	383	385
Other departmental and support	26	30	119	122
Property tax, insurance and other	18	17	73	69
Management and royalty fees	16	20	80	52
Corporate general and administrative	10	12	41	85
Depreciation and amortization	44	41	181	156
Impairment loss	141	154	141	154
(Gain) loss on casualty and other	3	(9)	(2)	(4)
Gain on sales of real estate	(16)	—	(32)	—
Total Operating Expenses	331	363	984	1,019
Operating Income (Loss)	(161)	(164)	(172)	(157)
Other Income (Expenses):
Interest expense	(16)	(16)	(69)	(64)
Other income, net	23	9	33	15
Loss on extinguishment of debt	—	—	—	(10)
Total Other Income (Expenses), net	7	(7)	(36)	(59)
Loss from Continuing Operations before income taxes	(154)	(171)	(208)	(216)
Income tax benefit (expense)	—	(15)	(4)	(21)
Loss from Continuing Operations, net of tax	(154)	(186)	(212)	(237)
Loss from discontinued operations, net of tax	—	—	—	(25)
Net loss	$(154)	$(186)	$(212)	$(262)

Weighted average common shares outstanding - basic and diluted	56.4	58.5	57.1	58.4

Loss per share:
Basic and diluted loss per share from continuing operations	$(2.73)	$(3.17)	$(3.71)	$(4.04)
Basic and diluted loss per share from discontinued operations	—	—	—	(0.43)
Basic and diluted loss per share	$(2.73)	$(3.17)	$(3.71)	$(4.47)

RECONCILIATIONS

Prior to the consummation of CorePoint’s spin-off from LaQuinta on May 30, 2018, CorePoint had no material business transactions or activities. In connection with the spin-off, La Quinta conveyed its owned real estate assets and certain related assets and liabilities to CorePoint and CorePoint completed certain debt financing transactions.

The unaudited Pro Forma financial data for the year ended December 31, 2018 are presented as if the spin-off and related transactions all had occurred on January 1, 2018. The unaudited Pro Forma combined financial information excludes items that are not expected to have a continuing effect on the Company. Adjustments include CorePoint’s historical debt and related balances and interest expense to give net effect to the financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure, and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the pre-spin periods presented. The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. Accordingly, the unaudited Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.

The tables below provide a reconciliation of the Pro Forma financial information, for the Company to the Company’s historical information, a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to net income (loss), both on a Pro Forma and historical basis and a reconciliation of FFO and Adjusted FFO to net income (loss), both on a Pro Forma and historical basis. We believe this financial information provides meaningful supplemental information because it reflects the portion of the La Quinta business that was conveyed to CorePoint and the ongoing effects of the other spin-off related transactions. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA,” “EBITDAre,” “Adjusted EBITDAre,” “Comparable Hotel Adjusted EBITDAre,” “FFO” and “Adjusted FFO,” including Pro Forma adjusted amounts for a further explanation of the use of these measures.

“EBITDA.” Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many REIT and non-REIT related industries. We believe EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures. We calculate EBITDA excluding discontinued operations. EBITDA is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.

“EBITDAre.” We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines EBITDAre as EBITDA adjusted for gains or losses on the disposition of properties, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period.

“Adjusted EBITDAre.” Adjusted EBITDAre is calculated as EBITDAre adjusted for certain items, such as restructuring and separation transaction expenses, acquisition transaction expenses, stock-based compensation expense, severance expense, and other items not indicative of ongoing operating performance. The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from the Company’s industry sector.

EBITDA, EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are that these measures:

•	do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;

•	do not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•	do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDAre and Adjusted EBITDAre do not include gains or losses on the disposition of properties which may be material to our operating performance and cash flow;

•
do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of our future operations, including but not limited to discontinued operations, impairment, acquisition and disposition activities and restructuring expenses;

•
although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced, upgraded or repositioned in the future, and EBITDA, EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a replacement to net income (loss) presented in accordance with GAAP, discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Comparable Hotel Adjusted EBITDAre” measures property-level results at the Company’s Comparable hotels before corporate-level expenses and is a key measure of a hotel’s profitability. The Company presents Pro Forma Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Comparable Hotel Adjusted EBITDAre margin” represents the ratio of Pro Forma Comparable Hotel Adjusted EBITDAre to pro forma total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. We present Nareit FFO attributable to common stockholders and Nareit FFO per diluted share (as defined below) as non-GAAP measures of our performance. We calculate funds from operations (“FFO”) attributable to common stockholders for a given operating period in accordance with standards established by Nareit, as net income or loss (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of certain real estate assets, impairment write-downs of real estate assets, discontinued operations, income taxes related to sales of certain real estate assets, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. Since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry wide measure of REIT operating performance. We believe Nareit FFO provides useful information to investors regarding our operating performance and can facilitate comparisons of operating performance between periods and between REITs. Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do. We calculate Nareit FFO per diluted share as our Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

We also present Adjusted FFO attributable to common stockholders when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance and in our annual budget process. We believe that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust Nareit FFO attributable to common stockholders for the following items, and refer to this measure as Adjusted FFO attributable to common stockholders: transaction expense associated with the potential disposition of or acquisition of real estate or businesses, severance expense, share-based compensation expense, litigation gains and losses outside the ordinary course of business, amortization of deferred financing costs, reorganization costs and separation transaction expenses, loss on early extinguishment of debt, straight-line ground lease expense, casualty losses, deferred tax expense and other items that we believe are not representative of our current or future operating performance.

Nareit FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Nareit FFO is not an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund dividends. Nareit FFO is also not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining Nareit FFO. Investors are cautioned that we may not recover any impairment charges in the future. Accordingly, Nareit FFO should be reviewed in connection with GAAP measurements. We believe our presentation of Nareit FFO is in accordance with the Nareit definition; however, our Nareit FFO may not be comparable to amounts calculated by other REITs.

PRO FORMA ADJUSTED EBITDAre NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net loss	$(154)	$(186)	$(212)	$(262)
Interest expense	16	16	69	64
Income tax expense	—	15	4	21
Depreciation and amortization	44	41	181	156
Loss from discontinued operations	—	—	—	25
EBITDA	(94)	(114)	42	4
Impairment loss	141	154	141	154
Gain on sales of real estate	(16)	—	(32)	—
(Gain) loss on casualty and other	3	(9)	(2)	(4)
EBITDAre	34	31	149	154
Equity-based compensation expense	3	2	9	7
Severance expense, including related equity-based compensation expense	1	—	7	—
Spin-off and reorganization expenses	—	4	4	44
Loss on extinguishment of debt	—	—	—	10
Wyndham settlement, net	(19)	—	(19)	—
Other, net	—	(7)	(4)	(8)
Adjusted EBITDAre	19	30	146	207
Pro forma adjustments (1)	—		—	(27)
Pro Forma Adjusted EBITDAre	$19	$30	$146	$180
 ____________________

(1)
Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, and adjustments to reflect the effects of hotels disposed of during the pre-spin periods presented.

Additional information:

•
Adjusted EBITDAre for the three and twelve months ended December 31, 2019 has been adjusted to exclude business interruption insurance proceeds of $1 million and $11 million, respectively, collected and included as income in net loss. Adjusted EBITDAre for the three and twelve months ended December 31, 2018 has been adjusted to exclude business interruption insurance proceeds of $10 million and $12 million, respectively, collected and included as income in net loss.

•
For the three months ended December 31, 2019, the Company sold 20 properties for a gross sales price of $83 million. The resulting gain was $16 million. For the year ended December 31, 2019, the Company sold 44 properties for a gross sales price of $177 million. The resulting gain was $32 million. For the year ended December 31, 2018, the Company sold two hotels for gross proceeds of $7 million. The GAAP reported gains on sale for all periods, which are included in net loss, have been excluded in the calculations of EBITDAre and Adjusted EBITDAre.

•
During the year ended December 31, 2019 the Company recorded $20 million in other income as part of the Wyndham settlement to offset declines incurred due to the disruptions related to changes in revenue management and other booking tools and processes by our manager in 2019. The Company has collected $11 million of this amount, as of December 31, 2019. The Wyndham settlement amount shown above is net of associated legal costs. The Company also collected $17 million as part of the Wyndham settlement related to final settlement of income tax matters, which was adjusted to retained earnings and is not reflected above.

PRO FORMA HOTEL ADJUSTED EBITDA AND TOTAL REVENUES
NON-GAAP RECONCILIATION(1)
(unaudited, in millions)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
Pro Forma Adjusted EBITDAre	$19	$30	$146	$180
Corporate general and administrative expenses (2)	5	6	20	21
Pro Forma Hotel Adjusted EBITDAre	24	36	166	201
Impact of non-comparable hotels(3)	1	—	(8)	(11)
Pro Forma Comparable Hotel Adjusted EBITDAre(4)	$25	$36	$158	$190

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
Total Revenues	$170	$199	$812	$862
Pro forma adjustments (5)	—	—	—	2
Pro Forma Total Revenues	170	199	812	864
Impact of non-comparable hotels(3)	(9)	(23)	(89)	(106)
Pro Forma Comparable Hotel Revenues(4)	$161	$176	$723	$758
____________________

(1)
For the year ended December 31, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” above and preceding tables for a discussion and reconciliation of the Pro Forma financial information.

(2)	Includes adjustments to exclude the effects of corporate general and administrative costs.

(3)	Includes the impact of hotels sold and the 14 properties with casualty related displacements that are excluded from the Comparable Hotels.

(4)	Comparable Hotels includes 257 hotels of the total 271 hotels owned as of December 31, 2019.

(5)	Pro forma adjustments include adjustments for the pre-spin period to reflect the effects of hotels disposed and adjustments related to additional revenue from loyalty program reimbursements.

PRO FORMA ADJUSTED FFO NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net loss	$(154)	$(186)	$(212)	$(262)
Depreciation and amortization	44	41	181	156
Loss from discontinued operations	—	—	—	25
Impairment loss	141	154	141	154
Gain on sales of real estate	(16)	—	(32)	—
(Gain) loss casualty and other	3	(9)	(2)	(4)
Nareit defined FFO attributable to common stockholders	18	—	76	69
Equity-based compensation expense	3	2	9	7
Noncash income tax expense (benefit), net	(1)	19	(1)	19
Amortization expense of deferred financing costs	4	3	15	11
Severance expense, including related equity-based compensation expense	1	—	7	—
Spin-Off and reorganization expenses	—	4	4	44
Loss on extinguishment of debt	—	—	—	10
Wyndham settlement, net	(19)	—	(19)	—
Other, net	—	(7)	(4)	(8)
Income tax effect of adjustments	4	—	4	—
Adjusted FFO attributable to common stockholders	10	21	91	152
Pro forma adjustments (1)	—	—	—	(30)
Pro forma adjusted FFO attributable to common stockholders	$10	$21	$91	$122

Weighted average number of shares outstanding, diluted	57.3	59.6	58.1	59.2
Pro forma adjusted funds from operations per share, diluted	$0.17	$0.35	$1.57	$2.06
____________________

(1)
Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, adjustments to reflect the effects of hotels disposed of during the pre-spin periods presented, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments for CorePoint’s historical debt and related balances and interest expense (including the amortization of deferred financing costs) to give the net effect to financing transactions that were completed in connection with the spin-off.

Additional information:

•
Adjusted FFO attributable to common stockholders for the three and twelve months ended December 31, 2019 has been adjusted to exclude business interruption insurance proceeds of $1 million and $11 million, respectively, collected and included in net loss. Adjusted FFO attributable to common stockholders for the three and twelve months ended December 31, 2018 has been adjusted to exclude business interruption insurance proceeds of $10 million and $12 million, respectively, collected and included as income in net loss.

•
For the three months ended December 31, 2019, we sold 20 properties for a gross sales price of $83 million. The resulting gain was $16 million. For the year ended December 31, 2019, we sold 44 properties for a gross sales price of $177 million. The resulting gain was $32 million. For the year ended December 31, 2018, we sold two hotel for gross proceeds of $7 million. The GAAP reported gains on sale for all periods, which are included in net loss, have been excluded in the calculations of Adjusted FFO attributable to common stockholders.

•
During the year ended December 31, 2019 the Company recorded $20 million in other income as part of the Wyndham settlement to offset declines incurred due to the disruptions related to changes in revenue management and other booking tools and processes by our manager in 2019. The Wyndham settlement amount shown above is net of associated legal costs. The Company has collected $11 million of this amount, as of December 31, 2019. The

Company also collected $17 million as part of the Wyndham settlement related to final settlement of income tax matters, which was adjusted to retained earnings and is not reflected above.

•
Weighted average number of shares outstanding, diluted presented above may differ from weighted average number of shares outstanding, diluted presented for GAAP purposes when there is a net loss and all potentially dilutive securities are anti-dilutive.

CERTAIN DEFINED TERMS
Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms rented in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.
“Occupancy” represents the total number of rooms rented in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity, which may be affected from time to time by our repositioning, property casualties and other activities. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include bad debt expense or other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for us.
RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room and other revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as management and royalty fees, credit card fees and commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability at our hotels than changes in RevPAR driven by occupancy levels. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.
“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.
“Comparable Hotels” are defined as hotels that were active and operating in our system for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year. Comparable Hotels exclude: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that are sold or classified as held for sale; or (iii) hotels in which comparable results are otherwise not available. Management uses Comparable Hotels as the basis upon which to evaluate ADR, occupancy, and RevPAR. Management calculates comparable ADR, Occupancy, and RevPAR using the same set of Comparable Hotels as defined above. Further, we report variances in comparable ADR, occupancy, and RevPAR between periods for the set of Comparable Hotels existing at the reporting date versus the results of the same set of hotels in the prior period. Of the 271 hotels in our portfolio as of December 31, 2019, 257 have been classified as Comparable Hotels.

HOTEL COUNT RECONCILIATION

Hotel Count
As of December 31, 2018	315
Hotels sold	(2)
As of March 31, 2019	313
Hotels sold (1)	(4)
Total casualty loss (2)	(1)
As of June 30, 2019	308
Hotels sold	(18)
As of September 30, 2019	290
Hotels sold (3)	(19)
As of December 31, 2019(4)	271
Hotels sold subsequent to quarter end(5)	(17)
As of March 12, 2020	254

Total hotels sold (including 2 non-operational hotels)	61
____________________
(1) Includes one non-operational hotel
(2) Hotel incurred a total casualty loss, the remaining land parcel was sold in the fourth quarter of 2019
(3) The Company sold 20 hotels, including a non-operational hotel that incurred a total casualty loss in the second quarter of 2019 (excluded in the count above), totaling 2,289 rooms. Of these properties sold, two were located in Indianapolis, Indiana, two were located in Columbus, Georgia, two were located in Columbus, Ohio, and one in each of the following locations: Columbia, South Carolina; Sherman, Texas; Pinellas Park, Florida; Cincinnati, Ohio; Tyler, Texas; Brunswick, Georgia; Coral Springs, Florida; Lubbock, Texas; Tampa, Florida; Houston, Texas; Little Rock, Arkansas; Glendale, Wisconsin; Brookfield, Wisconsin; and Wausau, Wisconsin
(4) Includes the 14 properties with casualty related displacements that are excluded from the Comparable Hotels as of December 31, 2019
(5) From December 31, 2019 through today, the Company sold 17 hotels, totaling 2,087 rooms. Of these properties sold, two were located in San Antonio, Texas; two were located in Houston, Texas; two were located in Austin, Texas; and one in each of the following locations: Augusta, Georgia; Clute, Texas; Pleasant Prairie, Wisconsin; Midvale, Utah; Temple, Texas; Amarillo, Texas; Moon Township, Pennsylvania; Amarillo, Texas; Roswell, Georgia; Omaha, Nebraska; and Plattsburgh, New York.